Exhibit 10.1

SECOND AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT (the “Agreement”) is made the 20th day of December, 2019, by and between CION Investment Corporation, a Maryland corporation (the “Company”) and CION Investment Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is the Company’s investment adviser and an affiliate of the Company;

WHEREAS, in connection with the joint venture between Apollo Investment Management, L.P., a Delaware limited partnership (“AIM”) and CION Investment Group, LLC, a Delaware limited liability company (“CIG” and with AIM, the “Members”) the Members entered into the Fourth Amended and Restated Limited Liability Company Agreement of the Adviser, dated as of December 4, 2017;

WHEREAS, the Company and the Adviser previously entered into an Amended Expense Support and Conditional Reimbursement Agreement, dated as of December 26, 2018;

WHEREAS, in connection with the ongoing relationship between the Members, the Adviser has determined that it is appropriate and in the best interest of the Company and the Adviser to continue to make available expense support to the Company;

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to reduce the Company’s operating expenses to ensure that it bears a reasonable level of expense in relation to its investment income (the “Operating Expense Objective”);

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to endeavor to ensure that no portion of distributions made to the Company’s shareholders will be paid from the Company’s offering proceeds or borrowings (the “Distribution Objective”); and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Company.

1.1 Commencing with the quarter starting January 1, 2020 and on a quarterly basis thereafter, the Adviser hereby agrees to reimburse to the Company all operating expenses in an amount sufficient to meet the Operating Expense Objective and/or the Distribution Objective. Any payments required to be made by the Adviser pursuant to this paragraph shall be referred to herein as an “Expense Payment.”

1.2 The Adviser’s obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment shall be an asset of the Company no later than the last business day of the applicable calendar quarter. The Expense Payment for any calendar quarter shall, as promptly as possible, be: (i) paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or (ii) offset against amounts due from the Company to the Adviser.

1.3 For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses), and (iii) dividends and other distributions paid to or otherwise earned by the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above.)

1.4 For purposes of this Agreement, “Reimbursable Expenses” means all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, that are: (i) reimbursable pursuant to the Investment Advisory Agreement dated as of June 19, 2012 between the Adviser and the Company (the “Advisory Agreement”), (ii) reimbursable pursuant to the Administration Agreement dated as of April 1, 2018 between the Company and the Adviser, or (iii) paid or accrued by the Adviser on behalf of the Company and not otherwise reimbursable pursuant to Section 1.4(i) or Section 1.4(ii) above.

2. Reimbursement of Expense Payments by the Company.

2.1 Following any calendar quarter in which Available Operating Funds exceed the cumulative distributions declared to the Company’s shareholders in respect of such calendar quarter and such excess is intended to be used to pay expenses qualifying as a Reimbursable Expense (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2.2, to the Adviser or accrue such Excess Operating Funds as a liability until such time as all Expense Payments made by the Adviser to the Company within three (3) years prior to the last business day of such calendar quarter have been reimbursed or waived. Any payments required to be made by the Company pursuant to this Section 2.1 shall be referred to herein as a “Reimbursement Payment.”

2.2 The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such calendar quarter, or (ii) the aggregate amount of all Expense Payments made by the Adviser to the Company (or otherwise accrued by the Adviser with respect to the Company) within three (3) years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to the Adviser.

2.3 The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the proportionate right to such share of the Reimbursement Payment shall be an asset of the Adviser no later than the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall, as promptly as possible, be paid by the Company to the Adviser in any combination of cash or other immediately available funds. Any Reimbursement Payments shall be deemed to have reimbursed the Adviser for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.

3. Effective Date; Termination; Survival.

3.1 Effective Date. This Agreement shall become effective as of the date first set forth above.

3.2 Termination.

(i) Unless otherwise agreed by the parties, this Agreement shall terminate on December 31, 2020.

(ii) This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Adviser, upon written notice to the Company.

(iii) This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement, or (b) the board of directors of the Company makes a determination to dissolve or liquidate the Company.

(iv) Notwithstanding anything contrary set forth in this Agreement, if this Agreement terminates automatically pursuant to Section 3.2(iii) above, or, following a termination of this Agreement pursuant to Section 3.2(ii), an event described in Section 3.2(iii) occurs, the Company agrees to pay the Adviser an amount equal to all Expense Payments paid to the Company within three (3) years prior to the date of such termination pursuant to Section 3.2(iii) or the occurrence of such event, as applicable, and that have not been previously reimbursed by the Company to the Adviser. Such repayment shall be made no later than thirty (30) days after such date of termination or the date of such event, as applicable.

3.3 Survival. Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Adviser.

4. Miscellaneous.

4.1 Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

4.3 Interpretation. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any provisions herein, conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Second Articles of Amendment and Restatement of the Articles of Incorporation and/or the Amended and Restated By-Laws, as each may amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

4.4 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.5 Amendments and Counterparts. This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CION INVESTMENT CORPORATION

By:	/s/ Michael A. Reisner

Name: Michael A. Reisner

Title: Co-Chief Executive Officer

CION INVESTMENT MANAGEMENT, LLC

Board of Directors:

/s/ Michael A. Reisner
Michael A. Reisner

/s/ Mark Gatto
Mark Gatto

/s/ Howard Widra
Howard Widra

SERIES C MEMBER:

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its General Partner

By:	/s/ Howard Widra

Name: Howard Widra

Title: Authorized Signatory